Exhibit 10.96
LIONSGATE
February 7, 2013
Mr. Wayne Levin
RE:    Employment Agreement
Dear Mr. Levin:
On behalf of Lions Gate Entertainment Inc. (the “Company”), this letter is to confirm the terms of your employment by the Company. We refer to you herein as “Employee.” The terms of Employee’s employment with the Company will be as follows:
1.TERM
(a)    The term of this agreement (this “Agreement”) will begin on February 7, 2013 (the “Effective Date”) and end on March 31, 2016, subject to early termination as provided in Section 7 below (the “Term”). As of the Effective Date, this Agreement supersedes and replaces in its entirety the employment agreement between Employee and the Company, entered into as of April 1, 2006 and as subsequently amended (the “Current Agreement”). From and after the Effective Date, Employee’s title shall be Chief Strategic Officer and General Counsel of Lions Gate Entertainment Corp., the Company’s parent (“Lions Gate”), and its subsidiaries. In such capacity, Employee shall report to the Chief Executive Officer of the Company, currently Jon Feltheimer (the “CEO”). Employee shall render such services as are customarily rendered by persons in Employee’s capacity in the motion picture industry and as may be reasonably requested by the Company.
(b)    So long as this Agreement shall continue in effect, Employee shall devote Employee’s full business time, energy and ability exclusively to the business, affairs and interests of the Company and matters related thereto, shall use Employee’s best efforts and abilities to promote the Company’s interests and shall perform the services contemplated by this Agreement in accordance with policies established by the Company. As long as Employee’s meaningful business time is devoted to the Company, Employee may devote a reasonable amount of time to management of personal investments and charitable, political and civic activities, so long as these activities do not conflict with the Company’s interests or otherwise interfere with Employee’s performance under this Agreement.
(c)    Subject to travel required by Employee’s position and consistent with the reasonable business of the Company, Employee will be based in the Los Angeles, California area.

(d)    During the Term, the Company shall pay for the services of an assistant to the extent available in keeping with the Company’s policy and practice for the Company’s co-Chief Operating Officers and division heads.
2.    COMPENSATION
(a)    Base Salary. During the Term of this Agreement, Employee will be entitled to receive base salary(“Base Salary”), payable in accordance with the Company’s normal payroll practices in effect. For the period from the Effective Date through March 31, 2013, Employee’s annual rate of Base Salary will be $750,000. For the period from April 1, 2013 through the end of the Term, Employee’s annual rate of Base Salary will be $825,000.
(b)    Payroll. Nothing in this Agreement shall limit the Company’s right to modify its payroll practices, as it deems necessary.
(c)    Bonuses. During the Term, Employee shall be eligible to receive annual performance bonuses based on such Company and/or individual performance criteria as determined by the Compensation Committee (the “CCLG”) of the Board of Directors of Lions Gate, in its discretion and in consultation with the CEO. Except as expressly provided in Section 7 below, Employee must be employed with the Company through the end of the Company’s fiscal year to be eligible to receive a bonus for such fiscal year. Any such bonus will be paid as soon as practicable after the end of the applicable fiscal year and in all events within the “short-term deferral” period provided under Treasury Regulation Section 1.409A-1(a)(4) (generally within two and one‑half months after the end of the fiscal year for which the bonus is paid). Notwithstanding the foregoing, the provisions of Employee’s Current Agreement shall govern as to Employee’s bonuses for the Company’s 2013 fiscal year.
(d)    Tax Withholding. Notwithstanding anything else herein to the contrary, the Company may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such federal, state and local income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation.
3.    BENEFITS
As an employee of the Company, Employee will continue to be eligible to participate in all benefit plans to the same extent as other similarly situated salaried employees of the Company (including the Company’s co-Chief Operating Officers and division heads) and in all events subject to the terms of such plans. For the sake of clarity, such plans do not include compensation and/or any bonus plans.
4.    VACATION AND TRAVEL
(a)    Employee shall be entitled to take paid time off without a reduction in salary, subject to (i) the approval of Employee’s supervisor, and (ii) the demands and requirements of

Employee’s duties and responsibilities under this Agreement. Employee shall accrue no paid vacation.
(b)    Employee will be eligible to be reimbursed for any business expenses in accordance with the Company’s current Travel and Entertainment policy.
(c)    In addition, to the extent the following are within the Company’s policy and practice then in effect for similarly situated employees (including the Company’s co-Chief Operating Officers and division heads), Employee shall be entitled to (i) business class travel for flights in excess of four (4) hours; (ii) all customary “perqs” of division heads and the co-Chief Operating Officers of the Company; (iii) a cell phone, which may be expensed; (iv) a reserved parking space; and (v) reimbursement for all expenses reasonably incurred in connection with his employment.
(d)    The Company reserves the right to modify, suspend or discontinue any and all of the above referenced benefits, plans, practices, policies and programs (including those in Section 3) at any time (whether before or after termination of employment) without notice to or recourse by Employee so long as action is taken in general with respect to other similarly situated persons (including the Company’s co-Chief Operating Officers and division heads) and does not single out Employee.
5.    EQUITY GRANTS
(a)    Time-Based Grants. Employee shall be granted, on the Effective Date and subject to approval by the CCLG, an award of 100,000 restricted stock units (the “Time-Based RSU Grant”) and an option to purchase 175,000 common shares of Lions Gate at a per-share exercise price equal to the closing price of a Lions Gate common share on the date the option is granted (the “Time-Based Option,” and together with the Time-Based RSU Grant, the “Time-Based Grants”). Each Time-Based Grant shall be evidenced by and subject to the terms of an award agreement in the form generally then used by Lions Gate to evidence grants of that type under Lions Gate’s stock incentive plan.

(i)	Vesting. Subject to Section 5(a)(ii) below, the Time-Based Grants shall each vest as to one-third (1/3) of the award on each of February 7, 2014, February 7, 2015 and February 7, 2016.

(ii)
Continuance of Employment. The vesting schedule in Section 5(a)(i) above requires Employee’s continued employment with the Company through the applicable vesting date as a condition to the vesting of each installment of the applicable Time-Based Grant and the rights and benefits thereto, except as otherwise set forth herein.

(b)    Performance-Based Grants. Employee shall be granted, on the Effective Date and subject to approval by the CCLG, an award of 100,000 performance-based restricted stock units (the “Performance-Based RSU Grant”) and a performance-based option to purchase 175,000 common shares of Lions Gate at a per-share exercise price equal to the closing price of a Lions

Gate common share on the date the option is granted (the “Performance-Based Option,” and together with the Performance-Based RSU Grant, the “Performance-Based Grants”). Each Performance-Based Grant shall be evidenced by and subject to the terms of an award agreement in the form generally then used by Lions Gate to evidence grants of that type under Lions Gate’s stock incentive plan.

(i)	Vesting. Subject to Section 5(b)(ii) below, each Performance-Based Grant shall be eligible to vest as follows (each vesting date a “Performance Vesting Date”):

(A)	one-third of each Performance-Based Grant will vest on February 7, 2014;

(B)	one-third of each Performance-Based Grant will vest on February 7, 2015; and

(C)	one-third of each Performance-Based Grant will vest on February 7, 2016.
The vesting of each Performance-Based Grant on the applicable Performance Vesting Date shall be subject to an assessment of Employee’s personal performance over the twelve (12) month period ending on such Performance Vesting Date. Such performance assessment and the determination as to the portion (if any) of each Performance-Based Grant that will vest on such Performance Vesting Date shall be made by the CCLG in its discretion, in consultation with the CEO. Any portion of the Performance-Based RSU Grant or the Performance-Based Option that does not vest on the applicable Performance Vesting Date shall expire on that date with no possibility of further vesting; provided, however, that the CCLG may, in its sole discretion, provide that any installment of a Performance-Based Grant eligible to vest on a particular Performance Vesting Date that does not vest on such date may vest on any future Performance Vesting Date (but in no event shall either award vest as to more than 100% of the shares subject to such award).

(ii)
Continuance of Employment. The vesting schedule in Section 5(b)(i) above requires Employee’s continued employment with the Company through the applicable vesting date as a condition to the vesting of each installment of the applicable Performance-Based Grant and the rights and benefits thereto, except as otherwise set forth herein.

(c)    Acceleration of Equity Awards. The following provisions shall apply to the equity awards contemplated by this Section 5:

(i)	In the event that either (A) Employee’s employment terminates due to his death, or (B) a Change of Control (as defined herein) occurs during the

Term of this Agreement and on or within six (6) months following such Change of Control, Employee’s employment is terminated by the Company “without cause” or by Employee for “Good Reason” (as such terms are defined in Section 7 below), the Time-Based Grants and Performance-Based Grants provided in Sections 5(a) and (b) above, to the extent then outstanding and unvested, shall immediately accelerate and become fully vested.

(ii)
In the event that during the Term the employment of both Jon Feltheimer and Michael Burns with the Company terminates (the second such termination to occur, a “Change in Management”) and on or within six (6) months following such Change in Management, Employee’s employment is terminated by the Company “without cause” or by Employee for “Good Reason” (as such terms are defined in Section 7 below), each installment of the Time-Based Grants and Performance-Based Grants provided in Sections 5(a) and (b) above that is then outstanding and unvested and is scheduled to vest within the period of twelve (12) months following such termination of employment shall vest in full on the termination date, and fifty percent (50%) of each installment of the Time-Based Grants and Performance-Based Grants provided in Sections 5(a) and (b) above that is then outstanding and unvested and is scheduled to vest within the period commencing twelve (12) months following such termination of employment and ending twenty-four (24) months following such termination of employment shall vest on the termination date.

(iii)
In the event that Employee’s employment is terminated by the Company “without cause” as contemplated by Section 7(a)(v) below, any portion of the Time-Based Grants that is outstanding and scheduled to vest within the period of twelve (12) months following such termination shall accelerate and immediately become fully vested.

(iv)
Any portion of the Time-Based Grants and Performance-Based Grants that is unvested after giving effect to the accelerated vesting provisions in paragraph (iii) or paragraph (iv) above, as applicable, shall terminate on the date of Employee’s termination of employment.

(d)    Definition of Change in Control. For the purposes of this Agreement, “Change of Control” shall mean:

(i)
if any person, other than (A) any person who holds or controls entities that, in the aggregate (including the holdings of such person), hold or control twenty-five percent (25%) or more of the outstanding shares of Lions Gate on the date of execution of this Agreement by each party hereto (collectively, a “Twenty-Five Percent Holder”) or (B) a trustee or other fiduciary holding securities of Lions Gate under an employee benefit plan of Lions Gate, becomes the beneficial owner, directly or indirectly, of securities of Lions Gate representing thirty-three percent (33%) or more of the outstanding shares as a result of one or more related transactions in the context of a merger, consolidation, sale or other disposition of equity interests or assets of Lions Gate, excluding any transactions or series of transactions involving a sale or other disposition of securities of Lions Gate by a Twenty-Five Percent Holder;

(ii)
if, as a result of one or more related transactions in the context of a merger, consolidation, sale or other disposition of equity interests or assets of Lions Gate, there is a sale or disposition of thirty-three percent (33%) or more of Lions Gate's assets (or consummation of any transaction, or series of related transactions, having similar effect);

(iii)
if, as a result of one or more related transactions in the context of a merger, consolidation, sale or other disposition of equity interests or assets of Lions Gate, there occurs a change or series of changes in the composition of the Board as a result of which half or less than half of the directors are incumbent directors;

(iv)
if, as a result of one or more related transactions in the context of a merger, consolidation, sale or other disposition of equity interests or assets of Lions Gate (excluding any sale or other disposition of securities of Lions Gate by a Twenty-Five Percent Holder in a single transaction or a series of transactions), a shareholder or group of shareholders acting in concert, other than a Twenty-Five Percent Holder in a single transaction or a series of transactions, obtain control of thirty-three percent (33%) or more of the outstanding shares of Lions Gate;

(v)
if, as a result of one or more related transactions in the context of a merger, consolidation, sale or other disposition of equity interests or assets of Lions Gate, a shareholder or group of shareholders acting in concert obtain control of at least half of the Board, excluding any transactions or series of transactions involving a sale or other disposition of securities of Lions Gate by a Twenty-Five Percent Holder;

(vi)	if there is a dissolution or liquidation of Lions Gate; or

(vii)
if there is any transaction or series of related transactions that has the substantial effect of any one or more of the foregoing, excluding any transaction or series of transactions involving a Twenty-Five Percent Holder.

(e)    Stock Ownership. Employee represents and warrants that, during the Term, Employee shall hold at least 10,000 common shares of Lions Gate.
6.    HANDBOOK

Employee agrees that the Company Employee Handbook outlines other policies in addition to the terms set forth in this Agreement, which will apply to Employee’s employment with the Company, and Employee acknowledges receipt of such handbook. Employee acknowledges and agrees that the Company retains the right to revise, modify or delete any such policy or any employee benefit plan it deems appropriate. Notwithstanding the foregoing, in the event any provision of the Company Employee Handbook conflicts with this Agreement, the provisions of this Agreement shall control.
7.    TERMINATION
(a)    This Agreement and the Term shall terminate upon the happening of any one or more of the following events:

(v)	The mutual written agreement between the Company and Employee.

(vi)	The death of Employee.

(vii)
Employee’s having become so physically or mentally disabled as to be incapable, even with a reasonable accommodation, of satisfactorily performing his duties hereunder for a period of ninety (90) days or more, provided that Employee has not cured such disability within ten (10) days of written notice.

(viii)	The determination on the part of the Company that “cause” exists for termination of this Agreement. As used herein, “cause” is defined as the occurrence of any of the following:

(A)	Employee’s conviction of a felony or plea of nolo contendere to a felony (other than a traffic violation);

(B)	commission, by act or omission, of any material act of dishonesty in the performance of Employee’s duties hereunder;

(C)	material breach of this Agreement by Employee; or

(D)	any act of misconduct by Employee having a substantial adverse effect on the business or reputation of the Company.
Prior to terminating Employee's employment for "cause," the Company shall provide Employee with written notice of the grounds for the proposed termination. If the grounds for termination are capable of cure, the Employee shall have fifteen (15) days after receiving such notice in which to cure such grounds to the extent such cure is possible. If not cure is possible or Employee has failed to cure, Employee's employment shall terminate upon the 15th day following notice of termination.

(ix)
Employee is terminated “without cause.” Termination “without cause” shall be defined as Employee being terminated by the Company for any reason other than as set forth in Sections 7(a)(i)‑(iv) above. In the event of a termination “without cause,” subject to Employee’s execution and delivery to the Company of a general release of claims in substantially the form attached hereto as Exhibit A (with such changes as may be reasonably required to such form to help ensure its enforceability in light of any changes in applicable law) not more than twenty-one (21) days after the date of such termination (and Employee’s not revoking such release within any revocation period provided under applicable law), Employee shall be entitled to receive a severance payment equal to 50% of the amount of the Base Salary that Employee would have been entitled to receive for the period commencing on the date of such termination and ending on the last day of the Term had Employee continued to be employed with the Company through such date (but no less than the greater of either (x) twelve (12) months’ Base Salary or (y) the amount Employee would receive from the Company’s severance policy for non-contract employees that is in effect at the time of termination). Subject to the release provision set forth above, such amount shall be paid in cash in a lump sum as soon as practicable after (and in all events within sixty (60) days after the date of Employee’s “separation from service” (within the meaning of Treasury Regulation Section 1.409A-1(h)) with the Company; provided, however, that if the 60-day period following Employee’s separation from service spans two calendar years, such lump sum payment shall be made within such 60-day period but in the second of the two calendar years. The Company shall provide the final form of release agreement to Employee not later than seven (7) days following the termination date. The Company’s provision of the payments and benefits referred to in this Section 7(a)(v) and Section 7(a)(vii), in addition to the accrued obligations described in Section 7(b) below, shall relieve the Company of any and all obligations to Employee.

(x)
The foregoing notwithstanding, if Employee’s employment with the Company terminates on or within six (6) months following a Change of Control or a Change in Management (as defined in Section 5(c)) pursuant to a termination by the Company “without cause” or by Employee for “Good Reason” (as defined below), then Employee shall be entitled to receive (in addition to any rights to accelerated vesting of equity awards under Section 5 hereof) a severance payment equal to 100% of the amount of the Base Salary that Employee would have been entitled to receive for the period commencing on the date of such termination and ending on the last day of the Term had Employee continued to be employed with the Company through such date (but no less than the greater of either (x) twelve (12) months’ Base Salary or (y) the amount Employee would receive from the Company’s severance policy for non-contract employees that is in effect at the time of termination); provided, however, that Employee’s right to receive such payments shall be subject to satisfaction of the requirement to provide a general release of claims in accordance with Section 7(a)(v). Such severance payment shall be subject to Employee’s obligation to mitigate in accordance with California law; provided, however, that Employee shall have no obligation to accept any employment that is not (A) with a company that is in the same industry as the Company and has a market capitalization that is similar to or greater than the market capitalization of Lions Gate, and (B) in a position that is similar to (or more senior than) his current position with the Company. Subject to such release requirement, the amount referred to in the foregoing clause shall be paid in cash in a lump sum as soon as practicable after (and in all events within sixty (60) days after the date of Employee’s “separation from service” (within the meaning of Treasury Regulation Section 1.409A-1(h)) with the Company; provided, however, that if the 60-day period following Employee’s separation from service spans two calendar years, such lump sum payment shall be made within such 60-day period but in the second of the two calendar years. The Company’s provision of the payments and benefits referred to in this Section 7(a)(vi) and Section 7(a)(vii), in addition to the accrued obligations described in Section 7(b) below, shall relieve the Company of any and all obligations to Employee.
For purposes of this Agreement, “Good Reason” shall mean any material diminution by the Company in Employee’s responsibilities as measured against Employee’s responsibilities prior to the Change of Control or Change in Management, as applicable; provided, however, that any such condition shall not constitute “Good Reason” unless both (x) Employee provides written notice to the Company of the condition claimed to constitute Good Reason within ninety (90) days of the initial existence of such condition, and (y) the Company fails to remedy such condition within thirty (30) days of receiving such written notice thereof; and provided, further, that in all events the termination of Employee’s employment with the Company shall not be treated as a termination for “Good Reason” unless such termination occurs not more than one (1) year following the initial existence of the condition claimed to constitute “Good Reason.” For these purposes, if the Company is purchased by another entity, it shall not be considered a material diminution in responsibility if Employee is made either (i) General Counsel at that other entity or (ii) Chief Strategic Officer at that other entity. However, it shall be considered a material diminution in responsibility if Employee is required to report to another person performing a legal role in such other entity, General Counsel or otherwise, unless Employee consents.

(xi)
In addition, if Employee becomes entitled to receive the severance benefits provided in either Section 7(a)(v) or 7(a)(vi) above and subject to the release requirement set forth therein, Employee shall also be entitled to (A) payment by the Company of any bonus payable pursuant to Section 2 on a prorated basis for the fiscal year in which such termination of employment occurs based on the amount of such fiscal year worked by Employee (any such bonus to be paid at the time provided in Section 2 above and no such bonus to be payable for any fiscal year subsequent to the year of termination of employment); and (B) if Employee timely elects continued health coverage pursuant to COBRA, payment by the Company of his COBRA premiums for six (6) months following his date of termination (or, if earlier, the date he becomes eligible for coverage under the health plan of a future employer or the Company is otherwise no longer required to offer COBRA coverage to Employee).

(b)    In the event that this Agreement is terminated pursuant to Sections 7(a)(i)-(iv) above, neither the Company nor Employee shall have any remaining duties or obligations hereunder, except that the Company shall pay to Employee, any base salary that had accrued but had not been paid (including accrued and unpaid vacation time) as of the date of termination. Following the termination of the Term and/or this Agreement for any reason, Sections 9 through 14 shall, notwithstanding anything else herein to the contrary, survive and continue to be binding upon the parties following such termination.
8.    EXCLUSIVITY AND SERVICE
Employee’s services shall be exclusive to the Company during the Term. Employee shall render such services as are customarily rendered by persons in Employee’s capacity in the entertainment industry and as may be reasonably requested by the Company. Employee hereby agrees to comply with all reasonable requirements, directions and requests, and with all reasonable rules and regulations made by the Company in connection with the regular conduct of its business. Employee further agrees to render services during Employee’s employment hereunder whenever, wherever and as often as the Company may reasonably require in a competent, conscientious and professional manner, and as instructed by the Company in all matters, including those involving artistic taste and judgment, but there shall be no obligation on the Company to cause or allow Employee to render any services, or to include all or any of Employee’s work or services in any motion picture or other property or production.
9.    INTELLECTUAL PROPERTY
(a)    Employee agrees that the Company shall own all rights of every kind and character throughout the universe, in perpetuity to any material and/or idea suggested or submitted by Employee or suggested or submitted to Employee by a third party that occurs during the Term or any other period of employment with the Company, its parent, affiliates, or subsidiaries that are within the scope of Employee’s employment and responsibilities hereunder. Employee agrees that during the Term and any other period of employment with the Company, its parent, affiliates, or subsidiaries, the Company shall own all other results and proceeds of

Employee’s services that are related to Employee’s employment and responsibilities. Employee shall promptly and fully disclose all intellectual property generated by the Employee during the Term and any other period of employment with the Company, its parent, affiliates, or subsidiaries in connection with Employee’s employment hereunder.
(b)    All copyrightable works that Employee creates in connection with his obligations under this Agreement and any other period of employment with the Company, its parent, affiliates, or subsidiaries shall be considered “work made for hire” and therefore the property of the Company. To the extent any work so produced or other intellectual property so generated by Employee is not deemed to be a “work made for hire,” Employee hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) Employee's full right, title and interest in and to all such works and other intellectual property. Employee agrees to execute any and all applications for domestic and foreign copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the intellectual property to the Company and to permit the Company to enforce any copyrights or other proprietary rights to the intellectual property. Employee further agrees not to charge the Company for time spent in complying with these obligations. This Section 9 shall apply only to that intellectual property which related at the time of conception to the Company's then current or anticipated business or resulted from work performed by Employee for the Company. Employee hereby acknowledges receipt of written notice from the Company pursuant to California Labor Code Section 2872 that this Agreement (to the extent it requires an assignment or offer to assign rights to any invention of Employee) does not apply to an invention which qualifies fully under California Labor Code Section 2870.
10.    ASSIGNMENT AND DELEGATION
Employee shall not assign any of Employee’s rights or delegate any of Employee’s duties under this Agreement. Any such assignment or delegation shall be deemed void ab initio.
11.    TRADE SECRETS
The parties acknowledge and agree that during the Term of this Agreement and in the course of the discharge of Employee’s duties hereunder and at any other period of employment with the Company, its parent, affiliates, or subsidiaries, Employee shall have and has had access to information concerning the operation of the Company and its affiliated entities, including without limitation, financial, personnel, sales, planning and other information that is owned by the Company and regularly used in the operation of the Company’s business and (to the extent that such confidential information is not subsequently disclosed or otherwise becomes known to the public generally other than by breach of this Agreement by Employee) that this information constitutes the Company’s trade secrets. Employee agrees that Employee shall not disclose any such trade secrets, directly or indirectly, to any other person or use them in any way, either during the Term of this Agreement or at any other time thereafter, except as is required in the course of Employee’s employment for the Company, as required by applicable law or court order, or if authorized in writing.. Employee shall not use any such trade secrets in connection with any other employment and/or business opportunities following the Term. In addition,

Employee hereby expressly agrees that Employee will not disclose any confidential matters of the Company that are not trade secrets prior to, during or after Employee’s employment including the specifics of this Agreement. Employee shall not use any such confidential information in connection with any other employment and/or business opportunities at any time during or following the Term. In addition, in order to protect any such confidential information, Employee agrees that during the Term and for a period of twelve (12) months thereafter, Employee will not, directly or indirectly, induce or entice any other executive or employee of the Company, with the exception of Employee’s exclusive assistant if the Company has employed an individual in such role, to leave such employment.
12.    ARBITRATION
Any dispute, controversy or claim arising out of or in respect to this Agreement (or its validity, interpretation or enforcement), the employment relationship or the subject matter hereof shall at the request of either party be submitted to and settled by binding arbitration conducted before a single arbitrator in Los Angeles in accordance with the Federal Arbitration Act, to the extent that such rules do not conflict with any provisions of this Agreement. Said arbitration shall be under the jurisdiction of Judicial Arbitration and Mediation Services, Inc. (“JAMS”) in Los Angeles, California. All such actions must be brought within the statute of limitations period applicable to the claim as if that claim were being filed with the judiciary or forever be waived. Failure to institute an arbitration proceeding within such period shall constitute an absolute bar to the institution of any proceedings respecting such controversy or claim, and a waiver thereof. The arbitrator shall have the authority to award damages and remedies in accordance with applicable law. Any award, order, or judgment pursuant to such arbitration shall be deemed final and binding and may be entered and enforced in any state or federal court of competent jurisdiction. Each party agrees to submit to the jurisdiction of any such court for purposes of the enforcement of any such award, order, or judgment. Company shall pay for the administrative costs of such hearing and proceeding.
13.    INTEGRATION, AMENDMENT, NOTICE, SEVERABILITY, AND FORUM
(a)    This Agreement expresses the binding and entire agreement between Employee and the Company and, from and after the Effective Date, shall replace and supersede all prior arrangements and representations, either oral or written, as to the subject matter hereof (including, without limitation, the Current Agreement).
(b)    All modifications or amendments to this Agreement must be made in writing and signed by both parties.
(c)    Any notice required herein shall be in writing and shall be deemed to have been duly given when delivered by hand, received via electronic mail or on the depositing of said notice in any U.S. Postal Service mail receptacle with postage prepaid, addressed to the Company at 2700 Colorado Avenue, Suite 200, Santa Monica, California 90404 and to Employee at the address set forth above, or to such address as either party may have furnished to the other in writing in accordance herewith.

(d)    If any portion of this Agreement is held unenforceable under any applicable statute or rule of law then such portion only shall be deemed omitted and shall not affect the validity of enforceability of any other provision of this Agreement.
(e)    This Agreement shall be governed by the laws of the State of California. The state and federal courts (or arbitrators appointed as described herein) located in Los Angeles, California shall, subject to the arbitration agreement set forth in Section 12 above, be the sole forum for any action for relief arising out of or pursuant to the enforcement or interpretation of this Agreement. Each party to this Agreement consents to the personal jurisdiction and arbitration in such forum and courts and each party hereto covenants not to, and waives any right to, seek a transfer of venue from such jurisdiction on any grounds.
14.    LIMIT ON BENEFITS
(a)    Notwithstanding anything contained in this Agreement to the contrary, to the extent that the payments and benefits provided under this Agreement and benefits provided to, or for the benefit of, Employee under any other Company plan or agreement (such payments or benefits are collectively referred to as the “Benefits” for purposes of this Section 14) would be subject to the excise tax (the “Excise Tax”) imposed under Section 4999 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), the Benefits shall be reduced (but not below zero) if and to the extent that a reduction in the Benefits would result in Employee retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the Excise Tax), than if Employee received all of the Benefits (such reduced amount is referred to hereinafter as the “Limited Benefit Amount”).  In such case, the Benefits shall be reduced or eliminated by first reducing or eliminating cash severance payments that are not subject to Code Section 409A, then by reducing or eliminating other cash payments that are not subject to Code Section 409A, then by reducing or eliminating those payments or benefits which are not payable in cash that are not subject to Code Section 409A, then by reducing or eliminating cash severance payments that are subject to Code Section 409A, then by reducing or eliminating those payments or benefits which are not payable in cash that are subject to Code Section 409A, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the determination.  Any notice given by Employee pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing Employee’s rights and entitlements to any benefits or compensation.
(b)     Employee shall notify the Company of and to the extent that Employee requires his Benefits to be reduced in accordance with Section 14(a) above in a timely manner.  Notice responsibility shall be solely the responsibility of Employee.
15.    SECTION 409A
(a)    It is intended that any amounts payable under this Agreement shall either be exempt from or comply with Section 409A of the Code (including the Treasury regulations and other published guidance relating thereto) (“Code Section 409A”) so as not to subject Employee to payment of any additional tax, penalty or interest imposed under Code Section 409A. The provisions of this Agreement shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Code Section 409A yet preserve (to the nearest extent reasonably possible) the intended benefit payable to Employee.
(b)    Notwithstanding any provision of this Agreement to the contrary, if Employee is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of Employee’s separation from service (as defined above), Employee shall not be entitled to any payment or benefits pursuant to Section 7(a)(v)-7(a)(vii) until the earlier of (i) the date which is six (6) months after Employee’s separation from service for any reason other than death, or (ii) the date of Employee’s death. Any amounts otherwise payable to Employee upon or in the six (6) month period following Employee’s separation from service that are not so paid by reason of this paragraph shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after Employee’s separation from service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of Employee’s death). The provisions of this paragraph shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Code Section 409A.
(c)    To the extent that any reimbursements pursuant to the provisions of this Agreement are taxable to Employee, any such reimbursement payment shall be paid to Employee on or before the last day of Employee’s taxable year following the taxable year in which the related expense was incurred. The benefits and reimbursements pursuant to such provisions are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that Employee receives in one taxable year shall not affect the amount of such benefits or reimbursements that Employee receives in any other taxable year.
Please acknowledge your confirmation of the above terms by signing below where indicated and returning this letter to me..
Very truly yours,

LIONS GATE ENTERTAINMENT INC.

/s/ Jon Feltheimer ____________________
By: Jon Feltheimer
Its: President

AGREED AND ACCEPTED

This 7th day of February, 2013

/s/ Wayne Levin______________________
WAYNE LEVIN

EXHIBIT A

FORM OF GENERAL RELEASE AGREEMENT

1.    Release by Executive. [____________] (“Executive”), on his own behalf and on behalf of his descendants, dependents, heirs, executors, administrators, assigns and successors, and each of them, hereby acknowledges full and complete satisfaction of and releases and discharges and covenants not to sue Lions Gate Entertainment Inc. (the “Company”), its divisions, subsidiaries, parents, or affiliated corporations, past and present, and each of them, as well as its and their assignees, successors, directors, officers, stockholders, partners, representatives, attorneys, agents or employees, past or present, or any of them (individually and collectively, “Releasees”), from and with respect to any and all claims, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected, arising out of or in any way connected with Executive’s employment or any other relationship with or interest in the Company or the termination thereof, including without limiting the generality of the foregoing, any claim for severance pay, profit sharing, bonus or similar benefit, pension, retirement, life insurance, health or medical insurance or any other fringe benefit, or disability, or any other claims, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected resulting from any act or omission by or on the part of Releasees committed or omitted prior to the date of this General Release Agreement (this “Agreement”) set forth below, including, without limiting the generality of the foregoing, any claim under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act, the California Fair Employment and Housing Act, California Labor Code Section 132a, the California Family Rights Act, or any other federal, state or local law, regulation, ordinance, constitution or common law (collectively, the “Claims”); provided, however, that the foregoing release does not apply to any obligation of the Company to Executive pursuant to any of the following: (1) Section 5(c) and Sections 7(a)(v), 7(a)(vi) and 7(a)(vii), as applicable (and including any related provisions referred to in the applicable section), of the Employment Agreement dated as of [__________, 2013] by and between the Company and Executive (the “Employment Agreement”); (2) any equity-based awards previously granted by the Company to Executive, to the extent that such awards continue after the termination of Executive’s employment with the Company in accordance with the applicable terms of such awards (including as set forth in the Employment Agreement); (3) any right to indemnification that Executive may have pursuant to the Company’s bylaws, its corporate charter or under any written indemnification agreement with the Company (or any corresponding provision of any subsidiary or affiliate of the Company) with respect to any loss, damages or expenses (including but not limited to attorneys’ fees to the extent otherwise provided) that Executive may in the future incur with respect to his service as an employee, officer or director of the Company or any of its subsidiaries or affiliates; (4) with respect to any rights that Executive may have to insurance coverage for such losses, damages or expenses under any Company (or subsidiary or affiliate) directors and officers liability insurance policy; (5) any rights to continued medical and dental coverage that Executive may have under COBRA; (6) any rights to payment of benefits that Executive may have under a retirement plan sponsored or maintained by the Company that is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended;

or (7) any deferred compensation or supplemental retirement benefits that Executive may be entitled to under a nonqualified deferred compensation or supplemental retirement plan of the Company. In addition, this release does not cover any Claim that cannot be so released as a matter of applicable law. Notwithstanding anything to the contrary herein, nothing in this Agreement prohibits Executive from filing a charge with or participating in an investigation conducted by any state or federal government agencies. Executive does waive, however, the right to receive any monetary or other recovery, should any agency or any other person pursue any claims on Executive’s behalf arising out of any claim released pursuant to this Agreement. Executive acknowledges and agrees that he has received any and all leave and other benefits that he has been and is entitled to pursuant to the Family and Medical Leave Act of 1993.
2.    Acknowledgement of Payment of Wages. Except for accrued vacation (which the parties agree totals approximately [____] days of pay) and salary for the current pay period, Executive acknowledges that he has received all amounts owed for his regular and usual salary (including, but not limited to, any bonus (other than a bonus that is to be paid at a later date pursuant to the Employment Agreement), severance, or other wages), and usual benefits through the date of this Agreement.
3.    Waiver of Civil Code Section 1542. This Agreement is intended to be effective as a general release of and bar to each and every Claim hereinabove specified. Accordingly, Executive hereby expressly waives any rights and benefits conferred by Section 1542 of the California Civil Code and any similar provision of any other applicable state law as to the Claims. Section 1542 of the California Civil Code provides:
“A GENERAL RELEASE DOES NOT EXTEND TO A CLAIM WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”
Executive acknowledges that he later may discover claims, demands, causes of action or facts in addition to or different from those which Executive now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected its terms. Nevertheless, Executive hereby waives, as to the Claims, any claims, demands, and causes of action that might arise as a result of such different or additional claims, demands, causes of action or facts.
4.    ADEA Waiver. Executive expressly acknowledges and agrees that by entering into this Agreement, he is waiving any and all rights or claims that he may have arising under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), which have arisen on or before the date of execution of this Agreement. Executive further expressly acknowledges and agrees that:
(i)    In return for this Agreement, he will receive consideration beyond that which he was already entitled to receive before entering into this Agreement;

(ii)    He is hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement;
(iii)    He was given a copy of this Agreement on [____________] and informed that he had twenty-one (21) days within which to consider this Agreement and that if he wished to execute this Agreement prior to expiration of such 21-day period, he should execute the Acknowledgement and Waiver attached hereto as Exhibit A-1;
(iv)    Nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law; and
(v)    He was informed that he has seven (7) days following the date of execution of this Agreement in which to revoke this Agreement, and this Agreement will become null and void if Executive elects revocation during that time. Any revocation must be in writing and must be received by the Company during the seven-day revocation period. In the event that Executive exercises his right of revocation, neither the Company nor Executive will have any obligations under this Agreement.
5.    No Transferred Claims. Executive represents and warrants to the Company that he has not heretofore assigned or transferred to any person not a party to this Agreement any released matter or any part or portion thereof.
6.    Miscellaneous. The following provisions shall apply for purposes of this Agreement:
(a)    Number and Gender. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.
(b)    Section Headings. The section headings of, and titles of paragraphs and subparagraphs contained in, this Agreement are for the purpose of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.
(c)    Governing Law. This Agreement, and all questions relating to its validity, interpretation, performance and enforcement, as well as the legal relations hereby created between the parties hereto, shall be governed by and construed under, and interpreted and enforced in accordance with, the laws of the State of California, notwithstanding any California or other conflict of law provision to the contrary.
(d)    Severability. If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

(e)    Modifications. This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.
(f)    Waiver. No waiver of any breach of any term or provision of this Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.
(g)    Arbitration. Any controversy arising out of or relating to this Agreement shall be submitted to arbitration in accordance with the arbitration provisions of the Employment Agreement.
(h)    Counterparts. This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.
[Remainder of page intentionally left blank]

The undersigned have read and understand the consequences of this Agreement and voluntarily sign it. The undersigned declare under penalty of perjury under the laws of the State of California that the foregoing is true and correct.
EXECUTED this ________ day of ________ 20___, at ______________________ County, __________.
“EXECUTIVE”

[Name]

EXECUTED this ________ day of ________ 20___, at ______________________ County, __________.

“COMPANY”

Lions Gate Entertainment Inc.

By:
[Name]
[Title]

EXHIBIT A-1

ACKNOWLEDGMENT AND WAIVER

I, _____________, hereby acknowledge that I was given 21 days to consider the foregoing General Release Agreement and voluntarily chose to sign the General Release Agreement prior to the expiration of the 21-day period.
I declare under penalty of perjury under the laws of the State of California that the foregoing is true and correct.
EXECUTED this ___ day of ____________ 20___, at ___________ County, _________.

[Name]